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                        CHILEAN ADMINISTRATION AGREEMENT

                                                              July 1, 1994

BEA Administration, Administradora
  de Fondos de Inversion de
  Capital Extranjero
  S.A.
Agustinas 1350
Santiago, Chile

Dear Sirs:

         The Latin America Investment Fund, Inc. (the "Company"), a corporation organized under the laws of the state of Maryland and BEA Associates ("BEA"), a general partnership formed under the laws of the state of New York, each herewith confirms its agreement with BEA Administration, Administradora deFondos de Inversion de Capital Extranjero S.A. (the
"Chilean Administrator"), a corporation organized under the laws of Chile, regarding administration services to be provided by the Chilean Administrator to the Company as follows:

         1.  INVESTMENT DESCRIPTION; APPOINTMENT

         The Company desires to employ its capital by investing and reinvesting
(a) in investments of the kind and in accordance with the limitations specified in (i) the Company's Articles of Incorporation, as amended from time to time (the "Articles"), and (ii) the Company's Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the "Registration Statement") and (b) in such manner and to such extent as may from time to time be approved by the Company's Board of Directors. Copies of the Registration Statement and the Articles have been or will be submitted to the Chilean Administrator. The Company agrees to provide copies of all amendments to the Registration Statement and the Articles to the Chilean Administrator on an on-going basis. The Company and BEA desire to employ and hereby appoint the Chilean Administrator to act as Chilean administrator for the Company with respect to investments in Chile. The Chilean Administrator accepts this appointment and agrees to furnish the services described herein for the compensation set forth below.

         2.  SERVICES AS CHILEAN ADMINISTRATOR

         Subject to the supervision and direction of the Board of Directors of the Company and of BEA, the Chilean Administrator is responsible for all administrative functions in Chile with respect to the Company and will perform various services for the Company including (a) maintaining the general ledger and other books and records of the Company, preparing financial statements required from the Company pursuant to Chilean law and regulations, using for such purposes information to be provided by BEA, and making necessary accounting filings


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with the Chilean authorities as required by law, (b) making applications to the
Central Bank of Chile for remittances of monies outside Chile, (c) withholding Chilean taxes due on amounts remitted abroad on account of dividends, interest and net realized capital gains or otherwise, (d) acting as the Company's representative in Chile pursuant to the regulations contained in Article 12 of Chilean Law No. 18,657 and (e) providing clerical assistance in connection with Chilean investments. The Chilean Administrator may subcontract any or all of such services, except for those described in (d), to a third party.

         3.  COMPENSATION

         (i)(a) In consideration of services rendered pursuant to this Agreement, the Company will pay the Chilean Administrator within five business days after the end of the calendar quarter during which the Effective Date (as defined below) occurs and within five business days after the end of the next calendar quarter thereafter a fee for the previous quarter computed monthly at an annual rate of .10% of the Company's average weekly net assets invested in Chile during the quarter. Thereafter, during the first three calendar quarters of each year, the Company will pay the Chilean Administrator a fee for the previous quarter equal to a fee computed at an annual rate of .10% of the Company's average weekly net assets invested in Chile during the quarter. In the fourth calendar quarter of each year, the Company will pay the Chilean Administrator a fee equal to the greater of (i) a fee computed at the annual rate of .10% of the Company's average weekly net assets invested in Chile during the quarter or (ii) 2,000 UFs less the aggregate amount paid in the previous three calendar quarters. In addition, the Chilean Administrator will be reimbursed by the Company for any expenses, up to 500 UFs annually, reasonably incurred in connection with the performance of services required by this Chilean Administration Agreement (other than the accounting services described in clause
(a) of paragraph 2 hereto). For purposes of this Agreement, amounts owing in Chilean pesos will be calculated at the "dolar observado" rate on the date of payment or, if such rate ceases to exist in Chile, at an exchange rate commonly utilized in lieu of the "dolar observado" rate.

         (b) In addition to the compensation set forth above, the Company will pay to the Chilean Administrator, in consideration of the accounting services rendered pursuant to clause (a) of paragraph 2 above, within five business days after the end of the calendar quarter during which the Effective Date occurs and within five business days after the end of each calendar quarter thereafter a fee of 51.33 UFs.

         The UF value utilized will be its value on the date of payment or, if UFs cease to exist, amounts owing under this Agreement will be calculated using an exchange rate commonly utilized in lieu thereof or any one which reflects the Chilean inflation rate. The fee for the period from the date of this



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Agreement (the "Effective Date") to the end of the first calendar quarter in which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full quarterly period.

         (c) Upon any termination of this Agreement before the end of any quarter, the fee for such part of a quarter shall be prorated according to the proportion which such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Chilean Administrator, the value of the Company's net assets shall be computed at the times and in the manner specified in the Registration Statement as from time to time in effect.

         4.  EXPENSES

         Except as proved in paragraph 3(i) above, the Chilean Administrator will bear all expenses in connection with the performance of its services under this Agreement, including the payment of fees to any subcontractor retained by it to perform services undertaken by the Chilean Administrator pursuant to this Agreement. The Company will bear certain other expenses to be incurred in its operation, including: organizational expenses; taxes, interest, brokerage costs and commissions and stock exchange fees and the related Chilean value added tax; fees of directors of the Company who are not officers, directors, or employees of BEA, any investment sub-adviser to the Fund, or any of their affiliates; Securities and Exchange Commission fees, state Blue Sky qualification fees; charges of custodians, sub-custodians and transfer and dividend disbursing agents; expenses in connection with the Company's Dividend Reinvestment and Cash Purchase Plan; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of



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printing stock certificates; costs of shareholders' reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or non-recurring expenses.

         5.  STANDARD OF CARE

         The Chilean Administrator shall exercise its best judgment in rendering the services listed in paragraph 2 above. The Chilean Administrator shall be responsible for its own negligent failure to perform its duties under this Agreement.

         6.  TERM OF AGREEMENT

         This Agreement shall become effective as of the Closing Date and shall continue unless terminated on 60 days' written notice by the Board of Directors of the Company or upon 90 days' written notice by the Chilean Administrator.

         7.  ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement among the parties hereto.

         8.  GOVERNING LAW.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.


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         If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                         Very truly yours,

                                         THE LATIN AMERICA INVESTMENT
                                         FUND, INC.

                                         By: /s/ Paul P. Stamler
                                             -----------------------------
                                         Name:  Paul P. Stamler
                                         Title: Senior Vice President

                                         BEA ASSOCIATES

                                         By: /s/
                                             -----------------------------
                                         Name:
                                         Title:

Accepted:

BEA ADMINISTRATION, ADMINISTRADORA
  DE FONDOS DE INVERSION DE
  CAPITAL EXTRANJERO S.A.

By: /s/
   Name:
   Title: